Consent of Independent Accountants

We consent to the incorporation by reference in the registration statement of AccuStaff Incorporated on Form S-8 of our report dated March 20, 1998, on our audits of the consolidated financial statements of AccuStaff Incorporated as of December 31, 1997, which report is included in this Annual Report on Form 10-K.


/s/ Coopers & Lybrand L.L.P.
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Jacksonville, Florida
April 6, 1998